Exhibit 5

July 17, 2002

Vertel Corporation
21300 Victory Boulevard, Suite 700
Woodland Hills, California 91367
(818) 227-1400

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 17, 2002 (Registration Statement) in connection with the registration under the Securities Act of 1933, as amended, of a total of 34,000,000 shares of your Common Stock (Shares). The Shares are being registered for resale by you for a selling shareholder.

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the resale of the Shares.

Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement which are issuable have been duly authorized and when and if delivered in the manner described in the applicable convertible secured promissory note and warrant, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Very truly yours,

/s/    PERKINS COIE LLP
Perkins Coie LLP